UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 16, 2016

Commission File Number	Exact Name of Registrant as Specified in its Charter, Address of Principal Executive Offices and Telephone Number	State of Incorporation	I.R.S. Employer Identification No.

1-9516	Icahn Enterprises L.P. 767 Fifth Avenue, Suite 4700 New York, New York 10153 (212) 702-4300	Delaware	13-3398766

333-118021-01	ICAHN ENTERPRISES HOLDINGS L.P. 767 Fifth Avenue, Suite 4700 New York, New York 10153 (212) 702-4300	Delaware	13-3398767

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On December 16, 2016, American Entertainment Properties Corp., a Delaware corporation and indirectly wholly owned subsidiary of Icahn Enterprises L.P. (“AEPC”), AEP Rail Corp., a Delaware corporation and indirectly wholly owned subsidiary of AEPC (“AEP Rail,” and together with AEPC, the “Sellers”), American Railcar Leasing LLC, a Delaware limited liability company (“ARL”), SMBC Rail Services LLC, a Delaware limited liability company (“Buyer”), and, solely for the purposes of Articles I and XI therein, Sumitomo Mitsui Banking Corporation, a Japanese joint stock company and parent company of Buyer (the “Parent”), entered into an Equity and Asset Purchase Agreement (the “Purchase Agreement”), pursuant to which each of AEPC and AEP Rail agreed to sell the membership interests held by them in ARL to the Buyer.

Pursuant to the terms of the Purchase Agreement, the Sellers have agreed to sell their membership interests in ARL to the Buyer based on an enterprise value of $2.778 billion, which amount is subject to adjustment based on the cash, net book value and indebtedness of ARL as of the initial closing of the transactions contemplated by the Purchase Agreement (the “Initial Closing”). In addition, the purchase price is also subject to adjustment based on the number of railcars and rolling stock that are held by ARL at the Initial Closing.

In connection with the transactions contemplated by the Purchase Agreement, the Sellers have agreed to cause ARL to (i) transfer certain railcars or rolling stock to a newly-formed subsidiary (or subsidiaries) of ARL (each such subsidiary is referred to as a “RemainCo”) and (ii) distribute 100% of the equity interests in the RemainCo(s) to the Sellers, in each case concurrently with, or prior to, the Initial Closing. The Purchase Agreement then provides that, for a period of three years from the Initial Closing, either Sellers or Buyer may exercise, on a quarterly basis, the right for Sellers to sell, and Buyer to purchase, such railcars and rolling stock from the RemainCo(s) upon the satisfaction of certain conditions set forth in the Purchase Agreement. As of the date hereof, approximately 4,800 railcars and rolling stock are subject to such put/call options.

The Parent has agreed to guarantee the payment obligations of the Buyer under the Purchase Agreement.

The closing of the transactions contemplated by the Purchase Agreement is subject to customary conditions, including the expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the receipt of certain other governmental approvals.

Subject to the terms and conditions of the Purchase Agreement, the Initial Closing is anticipated to occur in the second quarter of 2017; provided that the date for the Initial Closing shall not be prior to April 3, 2017 and may be extended by Sellers to a date on or before June 30, 2017 in certain circumstances.

The parties to the Purchase Agreement have made certain customary representations and warranties and have agreed to certain covenants and indemnification obligations.

A copy of the Purchase Agreement is attached as Exhibit 2.1 to this Form 8-K and is incorporated herein by reference. The foregoing description of the Purchase Agreement is qualified in its entirety by reference to the Purchase Agreement.

The Purchase Agreement and the foregoing description of the Purchase Agreement have been included to provide investors and stockholders with information regarding the terms of the Purchase Agreement. It is not intended to provide any other factual information about the parties to the Purchase Agreement. The representations, warranties and covenants contained in the Purchase Agreement were made only as of specified dates for the purposes of such agreement, were solely for the benefit of the parties to such agreement and may be subject to qualifications and limitations agreed upon by such parties. In particular, in reviewing the representations, warranties and covenants contained in the Purchase Agreement and discussed in the foregoing description, it is important to bear in mind that such representations, warranties and covenants were negotiated with the principal purpose of allocating risk between the parties, rather than establishing matters as facts. Such representations, warranties and covenants may also be subject to a contractual standard of materiality different from those generally applicable to stockholders and reports and documents filed with the Securities and Exchange Commission. Investors are not third party beneficiaries under the Purchase Agreement. Accordingly, investors and stockholders should not rely on such representations, warranties and covenants as characterizations of the actual state of facts or circumstances described therein. Information concerning the subject matter of such representations, warranties and covenants may change after the date of the Purchase Agreement, which subsequent information may or may not be fully reflected in the parties’ public disclosures.

Item 8.01	Other Events

On December 19, 2016, Icahn Enterprises L.P. issued a press release announcing the execution of the Purchase Agreement. A copy of the press release is attached as Exhibit 99.1 to this Form 8-K and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits

2.1 – Purchase Agreement, dated as of December 16, 2016.*

99.1 – Press release issued by Icahn Enterprises L.P. on December 19, 2016.

*Schedules and exhibits have been omitted pursuant to Item 601(b)(2) of Regulation S-K. Icahn Enterprises L.P. hereby undertakes to furnish supplementally copies of any of the omitted schedules and exhibits upon request by the Securities and Exchange Commission.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, each Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ICAHN ENTERPRISES L.P. (Registrant)

	By:	Icahn Enterprises G.P. Inc. its general partner

Date: December 19, 2016		By:	/s/ Peter Reck
Peter Reck
Chief Accounting Officer

ICAHN ENTERPRISES HOLDINGS L.P. (Registrant)

	By:	Icahn Enterprises G.P. Inc. its general partner

Date: December 19, 2016		By:	/s/ Peter Reck
Peter Reck Chief Accounting Officer

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